Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Second Fiscal Quarter 2024 Financial

Results and Declares Quarterly Distribution of $0.55 Per Share

Announces Permanent Management Fee Reduction

LOS ANGELES, CA, April 30, 2024 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended March 31, 2024.

Financial Highlights for the Quarter Ended March 31, 2024

•

Total investment income was $94.0 million ($1.18 per share) for the second fiscal quarter of 2024, as compared with $98.0 million ($1.26 per share) for the first fiscal quarter of 2024. The decrease was primarily driven by purchase premium acceleration from the repayment of certain investments acquired in the mergers with Oaktree Strategic Income Corporation (“OCSI”) and Oaktree Strategic Income II, Inc. (“OSI2”). Adjusted total investment income was $97.3 million ($1.22 per share) for the second fiscal quarter, as compared with $98.0 million ($1.26 per share) for the first fiscal quarter of 2024. The decrease was primarily driven by lower interest income from the timing of capital deployment and spread compression primarily resulting from the rotation out of second lien and subordinated investments. This was partially offset by higher fee income and higher original issue discount (“OID”) acceleration from investment repayments.

•

GAAP net investment income was $41.4 million ($0.52 per share) for the second fiscal quarter of 2024, as compared with $44.2 million ($0.57 per share) for the first fiscal quarter of 2024. The decrease for the quarter was primarily driven by lower total investment income, partially offset by lower part I incentive fees, professional fees and interest expense.

•

Adjusted net investment income was $44.7 million ($0.56 per share) for the second fiscal quarter of 2024, as compared with $44.2 million ($0.57 per share) for the first fiscal quarter of 2024. The increase for the quarter was primarily driven by lower part I incentive fees, professional fees and interest expense, partially offset by lower adjusted total investment income. The per share decrease for the quarter was driven by an increase in weighted average shares outstanding.

•

Net asset value (“NAV”) per share was $18.72 as of March 31, 2024, down as compared with $19.14 as of December 31, 2023. The decline from December 31, 2023 primarily reflected realized and unrealized losses on certain debt and equity investments.

•

Originated $395.6 million of new investment commitments and received $322.6 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended March 31, 2024. The weighted average yield on new debt investments was 11.1%.

•	Total debt outstanding was $1,680.0 million as of March 31, 2024. The total debt to equity ratio was 1.10x, and the net debt to equity ratio was 1.02x, after adjusting for cash and cash equivalents.

•

Liquidity as of March 31, 2024 was composed of $125.0 million of unrestricted cash and cash equivalents and $887.5 million of undrawn capacity under the Company’s credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $236.2 million, or $209.1 million excluding unfunded commitments to the Company’s joint ventures. Of the $209.1 million, approximately $179.0 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies or other restrictions.

•	A quarterly cash distribution was declared of $0.55 per share. The distribution is payable in cash on June 28, 2024 to stockholders of record on June 14, 2024.

•

Waived additional base management fees such that the total amount of waived base management fees (including those previously waived) will be $1.5 million for each of the three months ended March 31, 2024 and June 30, 2024.

•

Announced a permanent reduction in the base management fee, effective as of July 1, 2024, to an annual rate of 1.00% of total gross assets, including any investment made with borrowings, but excluding cash and cash equivalents, net of all other existing waivers of the base management fee, including the waiver set forth in the A&R Advisory Agreement.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “We generated strong portfolio activity in our fiscal second quarter that drove a continued shift in our investment composition toward first lien loans. During the quarter, we identified and sourced $396 million of new investment commitments across private and public markets while also realizing $323 million of repayments and sales, including $109 million of junior positions. We also made progress repositioning several underperforming investments, achieving key milestones aimed at enhancing recoveries.”

“We also announced a permanent reduction in the base management fee from 1.50% to 1.00% of assets, net of existing base management fee waivers,” Mr. Panossian added. “We believe this permanent change to our fee structure demonstrates Oaktree’s strong commitment to aligning its interests with shareholders. We have successfully grown OCSL since taking over as its investment advisor and this reduction in fees means that a larger portion of our investment income will flow to our shareholders. Today’s announcement significantly enhances our earnings power and reinforces our dedication to maximizing shareholder value over the long term.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.55 per share. The distribution is payable in cash on June 28, 2024 to stockholders of record on June 14, 2024.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	March 31, 2024 (unaudited)	December 31, 2023 (unaudited)	March 31, 2023 (unaudited)

GAAP operating results:

Interest income	$85,256	$91,414	$88,745

PIK interest income	4,816	3,849	4,123

Fee income	2,546	1,307	2,380

Dividend income	1,411	1,415	1,054

Total investment income	94,029	97,985	96,302

Net expenses	52,662	53,796	50,324

Net investment income	41,367	44,189	45,978

Net realized and unrealized gains (losses), net of taxes	(32,030)	(33,654)	(24,456)

Net increase (decrease) in net assets resulting from operations	$9,337	$10,535	$21,522

Total investment income per common share	$1.18	$1.26	$1.32

Net investment income per common share	$0.52	$0.57	$0.63

Net realized and unrealized gains (losses), net of taxes per common share	$(0.40)	$(0.43)	$(0.34)

Earnings (loss) per common share — basic and diluted	$0.12	$0.14	$0.29

Non-GAAP Financial Measures[1]:

Adjusted total investment income	$97,340	$98,014	$95,741

Adjusted net investment income	$44,678	$44,218	$45,417

Adjusted net realized and unrealized gains (losses), net of taxes	$(35,344)	$(32,858)	$(3,501)

Adjusted earnings (loss)	$9,334	$11,360	$41,916

Adjusted total investment income per share	$1.22	$1.26	$1.31

Adjusted net investment income per share	$0.56	$0.57	$0.62

Adjusted net realized and unrealized gains (losses), net of taxes per share	$(0.44)	$(0.42)	$(0.05)

Adjusted earnings (loss) per share	$0.12	$0.15	$0.57

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the merger of OCSI with and into the Company in March 2021 (the “OCSI Merger”) and the merger of OSI2 with and into the Company in January 2023 (the “OSI2 Merger”) and, in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	March 31, 2024 (unaudited)	December 31, 2023 (unaudited)	March 31, 2023 (unaudited)
Select balance sheet and other data:

Cash and cash equivalents	$125,031	$112,369	$43,750

Investment portfolio at fair value	3,047,445	3,018,552	3,164,860

Total debt outstanding (net of unamortized financing costs)	1,635,642	1,622,717	1,723,840

Net assets	1,524,099	1,511,651	1,515,150

Net asset value per share	18.72	19.14	19.66

Total debt to equity ratio	1.10x	1.10x	1.16x

Net debt to equity ratio	1.02x	1.02x	1.14x

Adjusted total investment income for the quarter ended March 31, 2024 was $97.3 million and included $88.6 million of interest income from portfolio investments, $4.8 million of payment-in-kind (“PIK”) interest income, $2.5 million of fee income and $1.4 million of dividend income. The $0.7 million decline in adjusted total investment income was attributable to $1.9 million of lower interest income, mainly the result of the timing of capital deployment and spread compression primarily resulting from the rotation out of second lien positions. This was partially offset by a $1.2 million increase in fee income mainly driven by prepayment and amendment fees.

Net expenses for the quarter ended March 31, 2024 totaled $52.7 million, down $1.1 million from the quarter ended December 31, 2023. The decrease in net expenses was primarily driven by lower part I incentive fees, professional fees and interest expense during the quarter.

Adjusted net investment income was $44.7 million ($0.56 per share) for the quarter ended March 31, 2024, as compared to $44.2 million ($0.57 per share) for the quarter ended December 31, 2023. The increase for the quarter was primarily driven by $1.1 of lower part I incentive fees, professional fees and interest expense, partially offset by $0.7 million of lower adjusted total investment income. The per share decrease for the quarter was driven by an increase in weighted average shares outstanding.

Adjusted net realized and unrealized losses, net of taxes, was $35.3 million for the quarter ended March 31, 2024, primarily reflecting realized and unrealized losses on certain debt and equity investments.

Portfolio and Investment Activity

	As of
($ in thousands)	March 31, 2024 (unaudited)	December 31, 2023 (unaudited)	March 31, 2023 (unaudited)
Investments at fair value	$3,047,445	$3,018,552	$3,164,860

Number of portfolio companies	151	146	165

Average portfolio company debt size	$20,100	$20,200	$18,800

Asset class:

First lien debt	80.8%	77.9%	75.0%

Second lien debt	5.4%	8.4%	13.0%

Unsecured debt	2.6%	2.5%	1.9%

Equity	4.8%	4.8%	4.1%

JV interests	6.4%	6.4%	6.0%

Non-accrual debt investments:

Non-accrual investments at fair value	$69,128	$120,713	$73,424

Non-accrual investments at cost	127,720	174,897	76,938

Non-accrual investments as a percentage of debt investments at fair value	2.4%	4.2%	2.4%

Non-accrual investments as a percentage of debt investments at cost	4.3%	5.9%	2.5%

Number of investments on non-accrual	5	7	2

Interest rate type:

Percentage floating-rate	85.4%	84.3%	87.9%

Percentage fixed-rate	14.6%	15.7%	12.1%

Yields:

Weighted average yield on debt investments[1]	12.2%	12.2%	11.9%

Cash component of weighted average yield on debt investments	11.0%	11.1%	10.9%

Weighted average yield on total portfolio investments[2]	11.7%	11.7%	11.5%

Investment activity:

New investment commitments	$395,600	$370,300	$123,800

New funded investment activity[3]	$377,400	$367,600	$103,600

Proceeds from prepayments, exits, other paydowns and sales	$322,600	$213,500	$162,100

Net new investments[4]	$54,800	$154,100	$(58,500)

Number of new investment commitments in new portfolio companies	20	14	6

Number of new investment commitments in existing portfolio companies	15	10	3

Number of portfolio company exits	15	10	5

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[3]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of March 31, 2024, the fair value of the investment portfolio was $3.0 billion and was composed of investments in 151 companies. These included debt investments in 135 companies, equity investments in 42 companies, and the Company’s joint venture investments in SLF JV I and OCSI Glick JV LLC (“Glick JV”). 28 of the equity investments were in companies in which the Company also had a debt investment.

As of March 31, 2024, 94.2% of the Company’s portfolio at fair value consisted of debt investments, including 80.8% of first lien loans, 5.4% of second lien loans and 7.9% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 77.9% of first lien loans, 8.4% of second lien loans and 7.9% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of December 31, 2023.

As of March 31, 2024, there were five investments on non-accrual status, which represented 4.3% and 2.4% of the debt portfolio at cost and fair value, respectively. This is down from seven investments on non-accrual status in the prior quarter, which represented 5.9% and 4.2% of the debt portfolio at cost and fair value, respectively.

SLF JV I

The Company’s investments in SLF JV I totaled $142.3 million at fair value as of March 31, 2024, up slightly as compared to $142.2 million as of December 31, 2023.

As of March 31, 2024, SLF JV I had $398.7 million in assets, including senior secured loans to 54 portfolio companies. This compared to $372.8 million in assets, including senior secured loans to 52 portfolio companies, as of December 31, 2023. SLF JV I generated cash interest income of $3.5 million for the Company during the quarter ended March 31, 2024, down slightly as compared to $3.6 million in the prior quarter. In addition, SLF JV I generated dividend income of $1.4 million for the Company during the quarter ended March 31, 2024, consistent with the prior quarter. As of March 31, 2024, SLF JV I had $80.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $270 million senior revolving credit facility, and its debt to equity ratio was 1.3x.

Glick JV

The Company’s investments in Glick JV totaled $51.3 million at fair value as of March 31, 2024, up 0.6% from $51.0 million as of December 31, 2023. The increase was primarily driven by Glick JV I’s use of leverage and unrealized appreciation in the underlying investment portfolio.

As of March 31, 2024, Glick JV had $154.7 million in assets, including senior secured loans to 49 portfolio companies. This compared to $139.2 million in assets, including senior secured loans to 42 portfolio companies, as of December 31, 2023. Glick JV generated cash interest income of $1.5 million during the quarter ended March 31, 2024, consistent with the prior quarter. As of March 31, 2024, Glick JV had $6.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $80 million senior revolving credit facility, and its debt to equity ratio was 1.4x.

Liquidity and Capital Resources

As of March 31, 2024, the Company had total principal value of debt outstanding of $1,680.0 million, including $730.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025, $350.0 million of the 2.700% Notes due 2027 and $300.0 million of the 7.100% Notes due 2029. The funding mix was composed of 43% secured and 57% unsecured borrowings as of March 31, 2024. The Company was in compliance with all financial covenants under its credit facilities as of March 31, 2024.

As of March 31, 2024, the Company had $125.0 million of unrestricted cash and cash equivalents and $887.5 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of March 31, 2024, unfunded investment commitments were $236.2 million, or $209.1 million excluding unfunded commitments to the Company’s joint ventures. Of the $209.1 million, approximately $179.0 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies or other restrictions. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to invest in market opportunities as they arise.

As of March 31, 2024, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreements, was 7.0%, unchanged from the prior quarter.

The Company’s total debt to equity ratio was 1.10x as of each of March 31, 2024 and December 31, 2023. The Company’s net debt to equity ratio was 1.02x as of each of March 31, 2024 and December 31, 2023, respectively.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the OCSI Merger and the OSI2 Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

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“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

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“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

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“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

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“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

The OCSI Merger and the OSI2 Merger (the “Mergers”) were accounted for as asset acquisitions in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to each of the stockholders of OCSI and OSI2 were allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired investments under ASC 805 that, in aggregate, was different than the historical cost basis of the acquired investments prior to the OCSI Merger or the OSI2 Merger, as applicable. Additionally, immediately following the completion of the Mergers, the acquired investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation/depreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete/amortize over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation/depreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete/amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain/loss with a corresponding reversal of the unrealized appreciation/depreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the income resulting from the new cost basis of the investments acquired in the Mergers because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its second amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income and gain/loss resulting from the Mergers and are used by management to evaluate the economic earnings of its investment portfolio. Moreover, these metrics more closely align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

1 Adjusted earnings (loss) includes accrued Part II incentive fees. As of and for the three months ended March 31, 2024, there was no accrued Part II incentive fee liability. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. For the three months ended March 31, 2024, no amounts were payable under the A&R Advisory Agreement.

	For the three months ended
	March 31, 2024 (unaudited)		December 31, 2023 (unaudited)		March 31, 2023 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP total investment income	$94,029	$1.18	$97,985	$1.26	$96,302	$1.32

Interest income amortization (accretion) related to merger accounting adjustments	3,311	0.04	29	—	(561)	(0.01)

Adjusted total investment income	$97,340	$1.22	$98,014	$1.26	$95,741	$1.31

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:
	For the three months ended
	March 31, 2024 (unaudited)		December 31, 2023 (unaudited)		March 31, 2023 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$41,367	$0.52	$44,189	$0.57	$45,978	$0.63
Interest income amortization (accretion) related to merger accounting adjustments	3,311	0.04	29	—	(561)	(0.01)

Part II incentive fee	—	—	—	—	—	—

Adjusted net investment income	$44,678	$0.56	$44,218	$0.57	$45,417	$0.62

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended
	March 31, 2024 (unaudited)		December 31, 2023 (unaudited)		March 31, 2023 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net realized and unrealized gains (losses), net of taxes	$(32,030)	$(0.40)	$(33,654)	$(0.43)	$(24,456)	$(0.33)

Net realized and unrealized losses (gains) related to merger accounting adjustments	(3,314)	(0.04)	796	0.01	20,955	0.29

Adjusted net realized and unrealized gains (losses), net of taxes	$(35,344)	$(0.44)	$(32,858)	$(0.42)	$(3,501)	$(0.05)

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended
	March 31, 2024 (unaudited)		December 31, 2023 (unaudited)		March 31, 2023 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net increase (decrease) in net assets resulting from operations	$9,337	$0.12	$10,535	$0.14	$21,522	$0.29
Interest income amortization (accretion) related to merger accounting adjustments	3,311	0.04	29	—	(561)	(0.01)

Net realized and unrealized losses (gains) related to merger accounting adjustments	(3,314)	(0.04)	796	0.01	20,955	0.29

Adjusted earnings (loss)	$9,334	$0.12	$11,360	$0.15	$41,916	$0.57

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its second fiscal quarter 2024 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on April 30, 2024. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 2416934, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, including the impacts of inflation and elevated interest rates; (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflicts in Ukraine and Israel), natural disasters, pandemics or cybersecurity incidents; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; and (v) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

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Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	March 31, 2024 (unaudited)	December 31, 2023 (unaudited)	September 30, 2023
ASSETS
Investments at fair value:

Control investments (cost March 31, 2024: $366,987; cost December 31, 2023: $363,124; cost September 30, 2023: $345,245)	$313,979	$316,309	$297,091

Affiliate investments (cost March 31, 2024: $38,016; cost December 31, 2023: $26,916; cost September 30, 2023: $24,898)	35,635	24,442	23,349

Non-control/Non-affiliate investments (cost March 31, 2024: $2,838,769; cost December 31, 2023: $2,797,710; cost September 30, 2023: $2,673,976)	2,697,831	2,677,801	2,571,980

Total investments at fair value (cost March 31, 2024: $3,243,772; December 31, 2023: $3,187,750; cost September 30, 2023: $3,044,119)	3,047,445	3,018,552	2,892,420

Cash and cash equivalents	125,031	112,369	136,450

Restricted cash	12,461	19,328	9,089

Interest, dividends and fees receivable	36,504	43,038	44,570

Due from portfolio companies	1,797	7,912	6,317

Receivables from unsettled transactions	20,372	23,931	55,441

Due from broker	40,630	26,520	54,260

Deferred financing costs	11,113	11,827	12,541

Deferred offering costs	90	131	160

Derivative assets at fair value	—	—	4,910

Other assets	2,496	2,587	1,681

Total assets	$3,297,939	$3,266,195	$3,217,839

LIABILITIES AND NET ASSETS
Liabilities:

Accounts payable, accrued expenses and other liabilities	$3,775	$3,273	$2,950

Base management fee and incentive fee payable	18,556	19,004	19,547

Due to affiliate	3,773	3,815	4,310

Interest payable	16,069	18,980	16,007

Director fees payable	—	160	—

Payables from unsettled transactions	61,020	57,279	11,006

Derivative liability at fair value	35,005	29,316	47,519

Deferred tax liability	—	—	5

Credit facilities payable	730,000	710,000	710,000

Unsecured notes payable (net of $6,001, $6,534 and $7,076 of unamortized financing costs as of March 31, 2024, December 31, 2023 and September 30, 2023, respectively)	905,642	912,717	890,731

Total liabilities	1,773,840	1,754,544	1,702,075

Commitments and contingencies
Net assets:

Common stock, $0.01 par value per share, 250,000 shares authorized; 81,396, 78,965 and 77,225 shares issued and outstanding as of March 31, 2024, December 31, 2023 and September 30, 2023, respectively	814	790	772

Additional paid-in-capital	2,248,363	2,200,561	2,166,330

Accumulated overdistributed earnings	(725,078)	(689,700)	(651,338)

Total net assets (equivalent to $18.72, $19.14 and $19.63 per common share as of March 31, 2024, December 31, 2023 and September 30, 2023, respectively)	1,524,099	1,511,651	1,515,764

Total liabilities and net assets	$3,297,939	$3,266,195	$3,217,839

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended March 31, 2024 (unaudited)	Three months ended December 31, 2023 (unaudited)	Three months ended March 31, 2023 (unaudited)	Six months ended March 31, 2024 (unaudited)	Six months ended March 31, 2023 (unaudited)
Interest income:

Control investments	$5,949	$6,005	$5,191	$11,954	$9,758

Affiliate investments	10	324	648	334	1,289

Non-control/Non-affiliate investments	77,803	82,721	82,149	160,524	146,447

Interest on cash and cash equivalents	1,494	2,364	757	3,858	1,229

Total interest income	85,256	91,414	88,745	176,670	158,723

PIK interest income:
Control investments	598	544	—	1,142	—
Non-control/Non-affiliate investments	4,218	3,305	4,123	7,523	10,253

Total PIK interest income	4,816	3,849	4,123	8,665	10,253

Fee income:

Control investments	13	13	12	26	25

Affiliate investments	—	5	5	5	10

Non-control/Non-affiliate investments	2,533	1,289	2,363	3,822	4,366

Total fee income	2,546	1,307	2,380	3,853	4,401

Dividend income:

Control investments	1,400	1,400	1,050	2,800	2,100

Non-control/Non-affiliate investments	11	15	4	26	4

Total dividend income	1,411	1,415	1,054	2,826	2,104

Total investment income	94,029	97,985	96,302	192,014	175,481

Expenses:

Base management fee	11,604	11,477	11,483	23,081	21,400

Part I incentive fee	8,452	9,028	9,007	17,480	16,710

Professional fees	1,213	1,504	2,075	2,717	3,575

Directors fees	160	160	160	320	320

Interest expense	31,881	32,170	27,804	64,051	48,523

Administrator expense	326	366	315	692	613

General and administrative expenses	526	591	1,255	1,117	2,001

Total expenses	54,162	55,296	52,099	109,458	93,142
Fees waived	(1,500)	(1,500)	(1,775)	(3,000)	(2,525)

Net expenses	52,662	53,796	50,324	106,458	90,617

Net investment income before taxes	41,367	44,189	45,978	85,556	84,864

Excise tax	—	—	—	—	(78)

Net investment income	41,367	44,189	45,978	85,556	84,786

Unrealized appreciation (depreciation):

Control investments	(6,193)	1,339	1,675	(4,854)	(1,634)

Affiliate investments	93	(925)	(454)	(832)	(451)

Non-control/Non-affiliate investments	(21,396)	(17,615)	(21,124)	(39,011)	(29,799)

Foreign currency forward contracts	2,244	(7,824)	1,624	(5,580)	(9,377)

Net unrealized appreciation (depreciation)	(25,252)	(25,025)	(18,279)	(50,277)	(41,261)

Realized gains (losses):

Control investments	—	786	—	786	—

Non-control/Non-affiliate investments	(5,433)	(13,340)	(2,459)	(18,773)	(10,110)

Foreign currency forward contracts	(1,170)	4,101	(3,652)	2,931	796

Net realized gains (losses)	(6,603)	(8,453)	(6,111)	(15,056)	(9,314)

(Provision) benefit for taxes on realized and unrealized gains (losses)	(175)	(176)	(66)	(351)	483

Net realized and unrealized gains (losses), net of taxes	(32,030)	(33,654)	(24,456)	(65,684)	(50,092)

Net increase (decrease) in net assets resulting from operations	$9,337	$10,535	$21,522	$19,872	$34,694

Net investment income per common share — basic and diluted	$0.52	$0.57	$0.63	$1.09	$1.26

Earnings (loss) per common share — basic and diluted	$0.12	$0.14	$0.29	$0.25	$0.52

Weighted average common shares outstanding — basic and diluted	79,763	77,840	73,203	78,797	67,106